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                                                                     Exhibit 99B

                          MACOMB FEDERAL SAVINGS BANK
                           23505 Greater Mack Avenue
                       St. Clair Shores, Michigan  48080
                                 (810) 771-2500
                   __________________________________________


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                     TO BE HELD _____________________, 1996

    A Special Meeting of Shareholders of Macomb Federal Savings Bank ("MFSB") will be held at the __________________________________________ located at
______________, _____________________________, Michigan on
______________________________, 1996 at ________ ___.m. local time, for the following purposes:

    1. voting upon approval of the Agreement and Plan of Reorganization dated as of November 8, 1995, among D&N Financial Corporation, D&N Bank, a Federal Savings Bank and MFSB ("the Merger Agreement") as described in the accompanying Prospectus/Proxy Statement; and

    2. transacting such other business as properly may come before the meeting or any adjournment thereof.

    Only holders of record of MFSB Common Stock at the close of business on ________________, 1996, are entitled to notice of and to vote at the meeting.

    In order to assure that your shares will be represented and voted at the meeting, please mark, sign and date the enclosed proxy, and mail it in the return envelope provided. A failure to vote will be the equivalent of a vote against the Merger.


Dated:  __________________, 1996

                                             By order of the Board of Directors:


                                             Mark T. Jacobson
                                             Chairman of the Board